KPMG

                        KPMG, LLP
                        Suite 2700
                        707 Seventeenth Street
                        Denver, CO  80202

April 11, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MacDermid, Incorporated (the Company) and, under the date of March 10, 2006, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On April 6, 2006, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 6, 2006, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that the audit committee approved the engagement of Grant Thornton, LLP as the Company’s independent accounting firm for the fiscal year ending December 31, 2006, or the Company’s statements in the fifth and sixth paragraphs.

Very truly yours,

    /s/ KPMG, LLP
    Denver, Colorado

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